Exhibit 99.1

INTERNATIONAL GAME TECHNOLOGY
REPORTS FOURTH QUARTER AND RECORD
FISCAL YEAR 2004 RESULTS

     (Reno, NV – November 2, 2004) – International Game Technology (NYSE: IGT) today reported its operating results for the fourth quarter and fiscal year ended September 30, 2004.

Fourth quarter financial highlights:

•	Non-GAAP adjusted income from continuing operations per diluted share of $0.35 increased 21% over prior year quarter

•	Revenues increased 14% to $621.7 million over prior year quarter

•	Completed redemption of $569.6 million of 8.375% senior notes

•	Dividend declared in September of $0.12 per share reflected a 20% increase from the previous $0.10 quarterly dividend per share

Fiscal year financial highlights:

•	Record income from continuing operations of $429.8 million

•	Record revenue of $2.5 billion increased 17% over prior year

•	Record operating income of $814.3 million increased 22% over prior year

•	Cash flows provided by operating activities totaled $623.6 million, up 53% over prior year

•	Share repurchases of approximately 4.1 million shares totaling $129.7 million

Selected fiscal year records:

•	Worldwide machine sales of 159,200 units

•	Product sales revenue of $1.3 billion, an increase of 24% over prior year

•	Domestic replacement sales units of 73,300, an increase of 26% over last year

•	Consolidated product sales gross margins of 52%, compared to 49% last year

•	Gaming operations revenue of $1.2 billion, increased 10% over prior year

•	Installed base of 37,200 recurring revenue games

     “We had a record year at IGT in every significant measure of our business. We continue to succeed due to the strength of IGT’s development efforts for games, platforms, and systems, and the contributions of all our employees. By adapting IGT technology, we gained access to new markets in New York, Alabama, and Oklahoma, further expanding our geographic reach. The diversity of the IGT product line and the breadth of the markets we serve allows us to generate consistently strong earnings and cash flow,” commented TJ Matthews, IGT’s Chief Executive Officer.

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

     Fourth quarter net income totaled $54.3 million or $0.15 per diluted share versus $108.3 million or $0.31 per diluted share in the prior year quarter. For the fiscal year, net income totaled $488.7 million or $1.34 per diluted share compared to $390.7 million or $1.11 per diluted share in the prior year period.

     Significant items during the current quarter included the early redemption of IGT’s senior notes completed during July and a tax adjustment. The early redemption reduced income from continuing operations by $77.0 million, after tax, or $0.21 per diluted share. The tax adjustment of $3.6 million was primarily due to the additional utilization of prior year foreign income tax credits resulting from changes to the geographic mix of estimated annual taxable income.

     Non-GAAP adjusted income from continuing operations totaled $127.7 million or $0.35 per diluted share for the fourth quarter and $492.9 million or $1.35 per diluted share for fiscal 2004. A reconciliation between IGT’s GAAP income from continuing operations and non-GAAP adjusted income from continuing operations is provided in a supplemental table at the end of this release.

     During the first quarter of fiscal 2004, we completed the sale of IGT OnLine Entertainment Systems, Inc., resulting in a gain of $56.8 million, net of tax. Our prior period financial statements have been reclassified to present the lottery systems operations, as well as the casinos, slot route and pari-mutuel operations previously sold, in discontinued operations.

Gaming Operations

     Revenues from gaming operations totaled a record $308.8 million in the current quarter, an increase from $274.7 million in the fourth quarter of fiscal 2003. Revenues increased primarily due to increased unit placements and the consolidation of additional revenues and expenses from our variable interest entities (VIEs), in accordance with new accounting rules. IGT generated incremental revenues from new markets including New York, Alabama, and Oklahoma. Quarterly gross profit from gaming operations was $160.5 million, up 2% compared

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

to $156.8 million in the prior year quarter. Gross profit margins on gaming operations totaled 52% for the current quarter compared to 57% in the prior year period due to changes in interest rates, which increased our costs to fund jackpot payments to winners, and from the impact of the consolidation of the VIEs mentioned previously.

     Gaming operations revenues for the fiscal year increased 10% to $1.2 billion from $1.1 billion in the prior year, primarily due to an increase in unit placements. Gross profit from gaming operations for fiscal 2004 increased 10% to $629.1 million compared to $571.8 million in the prior year, primarily due to higher play levels on IGT’s MegaJackpots™ wide-area progressive systems. Gross profit margins on gaming operations totaled 54% for fiscal 2004, the same as the prior year.

     IGT’s installed base of recurring revenue machines ended the current quarter at a record 37,200 machines, an increase of 3,200 from the same quarter last year and 800 from the immediately preceding quarter. IGT is continuing its efforts to place more higher-yielding traditional wide-area progressive (WAP) games on casino floors, while managing the removal of lower-yielding units.

Product Sales

     Product sales revenue totaled $312.9 million, an increase of 15% over $272.8 million in the prior year quarter due primarily to strong pricing realization, systems revenues and increased sales to international casino markets, slightly offset by lower domestic shipments. Gross profit on product sales increased 13% for the quarter to $160.4 million versus $141.8 million in the prior year quarter. Gross profit margins on product sales were 51% in the current quarter, down slightly from 52% in the prior year quarter due to a higher mix of lower-margin sales to Canadian lotteries and a greater mix of international sales.

     Domestically, product sales revenue of $235.4 million was up from $215.6 million in the prior year quarter. Gross profit margins on domestic product sales were 53% for the current quarter, the same as the prior year quarter. International product sales revenue of $77.5 million increased 36% from $57.2 million in the same quarter last year, primarily due to increased unit sales to all markets outside of Japan. Gross profit margins on international product sales were 46% for the current quarter versus 50% in the prior year quarter due to shifts in product mix.

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

     For the year, product sales revenue reached $1.3 billion, an increase of 24% from $1.1 billion in the prior year. Gross profit on product sales increased 32% for fiscal 2004 to $690.2 million versus $523.1 million in the prior year. Gross profit margins on product sales increased to 52% versus 49% for the prior year, due to improved pricing realization, improvements in operating efficiencies, and increased higher-margin gaming systems revenues.

     For the year domestic product sales revenue of $991.1 million increased $148.2 million, or 18% from $842.9 million in the prior year. Gross profit margins on domestic product sales were 54%, up from 50% in the prior year. Domestic increases were due to record sales volumes driven by replacement demand due to widespread acceptance of Ticket-In, Ticket-Out (TITO). International product sales revenue of $330.3 million increased 46% from $225.7 million in the prior year, primarily due to higher unit sales to all markets and favorable exchange rates. Gross profit margins on international product sales were 46% versus 44% in the prior year due to an improved mix of higher-margin casino units sold during the year and favorable exchange rates.

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

IGT Product Sales Summary

	Quarters Ended		Years Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues (in millions)
Domestic	$235.4	$215.6	$991.1	$842.9
International	77.5	57.2	330.3	225.7

Total	$312.9	$272.8	$1,321.4	$1,068.6
Gross Margin
Domestic	53%	53%	54%	50%
International	46%	50%	46%	44%
Total	51%	52%	52%	49%
Units Shipped
Domestic	20,200	20,700	92,500	83,900
International	12,300	12,100	66,700	50,900

Total	32,500	32,800	159,200	134,800
Average Revenue Per Unit (ARPU)
Domestic	$11,700	$10,400	$10,700	$10,000
International	6,300	4,700	5,000	4,400
Total	9,600	8,300	8,300	7,900

Operating Expenses and Other Income/Expense

     Operating expenses for the fourth quarter and fiscal year totaled $125.8 million and $504.9 million, respectively, compared to $116.3 million and $429.0 million in the prior year periods. Increased operating expenses related primarily to the acquisition of Acres Gaming in late October 2003, along with additional investment in research and development. Bad debt expense decreased to $ 2.1 million in the current quarter versus $ 5.0 million in the same quarter last year, as a result of decreased receivable balances and the Manitoba Lottery completing its payment in the same quarter its products were shipped. Operating expenses totaled 20% of revenues for the quarter and fiscal year periods, down from 21% of revenues in the prior quarter and the same as the prior year.

     Other expense, net, for the current quarter and fiscal year increased to $116.6 million and $160.9 million, respectively, from $20.1 million and $67.4 million in the prior year periods, primarily due to the loss on early retirement of debt previously mentioned.

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

Cash Flows & Balance Sheet

     During the year ended September 30, 2004, IGT generated $623.6 million in cash flows from operating activities on income from continuing operations of $429.8 million. Working capital was $0.9 billion at the end of the current year, down from $1.1 billion at September 30, 2003 related to the redemption of senior notes completed during the year.

     During the current quarter, IGT completed the previously announced redemption of all $569.6 million principal amount of its 8.375% senior notes for a total cost of $683.4 million. In February, IGT also redeemed $400 million face value of 7.875% senior notes. In conjunction with the July redemption IGT entered into a new $1.3 billion revolving credit facility and $200.0 million term loan. As a result, IGT has increased its liquidity (cash and available amount on its line of credit) to $2.1 billion as of September 30, 2004, compared to $1.5 billion at September 30, 2003.

     Capital expenditures increased to $210.9 million during the current fiscal year from $128.6 million in the comparable prior year, primarily related to incremental growth in placements of gaming operations units and increased investment in intellectual property.

     Cash and equivalents totaled $765.1 million at September 30, 2004 and $1.3 billion at September 30, 2003. Total debt was $792.0 million at September 30, 2004, a decrease of $761.0 million from September 30, 2003. The decrease in cash and debt was primarily due to the redemption of senior notes.

     “With record earnings and cash flows, we returned significant profits back to our shareholders in the form of dividends and share repurchases, while also further strengthening our balance sheet with debt redemption over the course of fiscal 2004,” added Matthews.

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

Capital Deployment

     As previously announced on September 29, 2004, IGT’s Board of Directors declared a quarterly cash dividend of $0.12 per share that was paid on October 26, 2004 to shareholders of record on October 12, 2004.

     IGT repurchased 3.4 million shares during the quarter for $105.6 million at an average price of $31.01 per share. For the year, IGT repurchased 4.1 million shares for $129.8 million at an average price of $31.81. As of September 30, 2004, the remaining share repurchase authorization under IGT’s stock repurchase program totaled 35.8 million shares.

     As part of its fiscal 2004 capital deployment initiatives, IGT redeemed $969.6 million in senior notes, paid out $138.9 million in dividends and spent $129.7 million to repurchase shares.

     As previously announced on October 12, 2004, International Game Technology (NYSE “IGT”) will host a conference call regarding its Fourth Quarter and Fiscal Year 2004 earnings release on Tuesday, November 2, 2004 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

Domestic callers dial 888-655-9181, passcode IGT
International callers dial 712-257-2022, passcode IGT

     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, November 12, 2004.

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Tuesday, November 2, 2004. This replay will run through Friday, November 12, 2004. The access numbers are as follows:

     Domestic callers dial 800-873-2066
     International callers dial 402-220-5379

International Game Technology Reports
Fourth Quarter and Record Fiscal Year 2004 Results

     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:

•	We continue to succeed due to the strength of IGT’s development efforts for games, platforms, and systems, and the contributions of all our employees.

•	The diversity of our product line and the breadth of the markets we serve allows us to generate consistently strong earnings and cash flow.

•	IGT is continuing its efforts to place more higher-yielding traditional wide-area progressive (WAP) games on casino floors, while managing the removal of lower-yielding units.

•	Domestic increases were due to record sales volumes driven by replacement demand due to widespread acceptance of Ticket-In, Ticket-Out (TITO).

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of Ticket-In, Ticket-Out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

     IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products and software systems in all jurisdictions where gaming or video lottery is legal.

Contact:
Patrick Cavanaugh, Director, Investor Relations
866-296-4232

IGT Fourth Quarter Fiscal Year 2004 — Page 9 of 13
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Fiscal Years Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
(In thousands, except per share amounts)
Revenues
Product sales	$312,917	$272,753	$1,321,336	$1,068,598
Gaming operations	308,803	274,743	1,163,416	1,059,539

Total revenues	621,720	547,496	2,484,752	2,128,137

Costs and operating expenses
Cost of product sales	152,559	130,948	631,161	545,453
Cost of gaming operations	148,344	117,960	534,342	487,779
Selling, general and administrative	72,988	72,751	293,144	272,757
Depreciation and amortization	17,174	11,217	64,333	46,700
Research and development	33,537	27,323	129,273	94,932
Provision for bad debts	2,131	5,024	18,175	14,574

Total costs and operating expenses	426,733	365,223	1,670,428	1,462,195

Operating income	194,987	182,273	814,324	665,942

Other income (expense), net	(116,601)	(20,066)	(160,908)	(67,398)

Income from continuing operations before tax	78,386	162,207	653,416	598,544
Provision for income taxes	24,077	60,568	223,663	223,257

Income from continuing operations	54,309	101,639	429,753	375,287
Discontinued operations, net of tax	—	6,702	58,924	15,440

Net income	$54,309	$108,341	$488,677	$390,727

Basic earnings per share
Continuing operations	$0.16	$0.29	$1.24	$1.09
Discontinued operations	—	0.02	0.17	0.05

Net income	$0.16	$0.31	$1.41	$1.14

Diluted earnings per share
Continuing operations	$0.15	$0.29	$1.18	$1.07
Discontinued operations	—	0.02	0.16	0.04

Net income	$0.15	$0.31	$1.34	$1.11

Weighted average shares outstanding
Basic	346,392	344,949	346,785	344,041
Diluted	374,453	352,693	370,892	351,316

IGT Fourth Quarter Fiscal Year 2004 — Page 10 of 13
Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2004	2003
(In thousands)
Assets
Current assets
Cash and equivalents	$765,051	$1,311,558
Receivables, net	414,916	434,814
Inventories	165,601	147,066
Other	164,136	184,790

Total current assets	1,509,704	2,078,228
Long-term notes and contracts receivable, net	87,284	133,039
Property, plant and equipment, net	329,058	261,620
Investments to fund liabilities to jackpot winners	468,238	333,454
Goodwill and intangibles, net	1,293,758	1,198,611
Other assets	184,922	180,279

Total assets	$3,872,964	$4,185,231

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$103	$406,147
Accounts payable	85,692	65,259
Jackpot liabilities	209,205	164,089
Accrued income taxes	7,537	31,928
Accrued interest	3,838	29,988
Accrued dividends	41,531	34,554
Other	212,103	213,116

Total current liabilities	560,009	945,081
Long-term notes payable, net of current maturities	791,848	1,146,759
Long-term jackpot liabilities	510,057	377,043
Other liabilities	34,401	28,870

Total liabilities	1,896,315	2,497,753
Total stockholders’ equity	1,976,649	1,687,478

Total liabilities and stockholders’ equity	$3,872,964	$4,185,231

IGT Fourth Quarter Fiscal Year 2004 — Page 11 of 13
Unaudited Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	September 30,	September 30,
	2004	2003
(In thousands)
Operations
Net income	$488,677	$390,727
(Gain) loss on sale of discontinued operations	(90,819)	13,943
Depreciation, amortization and other non-cash items	326,003	182,619
Changes in operating assets and liabilities:
Receivables	21,882	(105,427)
Inventories	(22,923)	(21,634)
Prepaid and other assets	(79,546)	(20,388)
Income taxes payable and deferred	39,645	(20,119)
Accounts payable and accrued liabilities	(30,706)	18,567
Jackpot liabilities	(28,629)	(29,640)

Net cash from operations	623,584	408,648

Investing
Capital expenditures	(210,888)	(128,594)
Proceeds from sale of discontinued operations	151,548	155,078
Net proceeds from (purchases of) investments to fund jackpots	26,561	17,890
Acquisition of business	(109,717)	—
Cash from consolidation of VIE’s	47,511	—
Other investing activities	46,729	24,804

Net cash from (used for) investing	(48,256)	69,178

Financing
Net proceeds from (repayments on) borrowings	(905,333)	558,728
Dividends paid	(138,922)	(25,799)
Share repurchases	(129,678)	(161,321)
Proceeds from employee stock plans	52,179	49,083

Net cash from (used for) financing	(1,121,754)	420,691

Effect of exchange rate changes on cash and equivalents	(81)	(3,666)

Net increase (decrease) in cash and equivalents	(546,507)	894,851
Cash and equivalents at:
Beginning of period	1,311,558	416,707

End of period	$765,051	$1,311,558

IGT Fourth Quarter Fiscal Year 2004 — Page 12 of 13
Unaudited Supplemental Data

	Quarters Ended		Fiscal Years Ended
Reconciliation of Income from Continuing Operations to	September	September	September	September
Non-GAAP Adjusted Income from Continuing Operations	2004	2003	2004	2003
(In thousands, except per share amounts)
Income from continuing operations	$54,309	$101,639	$429,753	$375,287
Significant items, net of tax:
Early retirement of debt	77,035	—	77,035	—
Tax adjustments	(3,619)	—	(13,919)	—

Non-GAAP adjusted income from continuing operations	127,725	101,639	492,869	375,287
After-tax interest expense on convertible debentures	2,340	—	6,992	—

Adjusted diluted EPS numerator	$130,065	$101,639	$499,861	$375,287

Non-GAAP adjusted earnings per diluted share	$0.35	$0.29	$1.35	$1.07

Adjusted income from continuing operations is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations as an indicator of our operating performance as determined in accordance with generally accepted accounting principles. All companies do not calculate adjusted income from continuing operations in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Quarters Ended		Fiscal Years Ended
Calculation of Earnings Per Share	September	September	September	September
From Continuing Operations	2004	2003	2004	2003
(In thousands, except per share amounts)
Income from continuing operations	$54,309	$101,639	$429,753	$375,287
After-tax interest expense on convertible debentures	2,340	—	6,992	—

Diluted EPS Numerator	$56,649	$101,639	$436,745	$375,287

Basic weighted average common shares outstanding	346,392	344,949	346,785	344,041
Dilutive effect of stock options	7,530	7,744	8,999	7,275
Dilutive effect of convertible debentures	20,531	—	15,108	—

Diluted EPS Denominator	374,453	352,693	370,892	351,316

Basic earnings per share	$0.16	$0.29	$1.24	$1.09
Diluted earnings per share	$0.15	$0.29	$1.18	$1.07

IGT Fourth Quarter Fiscal Year 2004 — Page 13 of 13
Unaudited Supplemental Data

	Quarters Ended		Fiscal Years Ended
	September	September	September	September
Reconciliation of Net Income to EBITDA	2004	2003	2004	2003
(In thousands)
Net income	$54,309	$108,341	$488,677	$390,727
Discontinued operations, net of tax	—	(6,702)	(58,924)	(15,440)
Provision for income taxes	24,077	60,568	223,663	223,257
Other expense, net	116,601	20,066	160,908	67,398
Depreciation and amortization	32,030	33,368	151,779	138,348

EBITDA	$227,017	$215,641	$966,103	$804,290

EBITDA (earnings before interest, taxes, depreciation and amortization including stock-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Fiscal Years Ended
	September	September
Calculation of Free Cash Flow	2004	2003
(In thousands)
Net cash from operations	$623,584	$408,648
Investment in property, plant and equipment	(48,916)	(30,785)
Investment in gaming operations equipment	(132,318)	(88,945)
Investment in intellectual property	(29,654)	(8,864)

Subtotal	412,696	280,054
Dividends paid	(138,922)	(25,799)

Free Cash Flow	$273,774	$254,255

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

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